Exhibit 99.1
NEWS RELEASE
Basic Earth Reports Progress on Christmas Meadows Prospect
Denver, Colorado, January 23, 2007 — Basic Earth Science Systems, Inc. (Basic) (OTC:BB BSIC) reported that Double Eagle Petroleum Company (DBLE), its partner on the Table Top Unit #1 well at the Christmas Meadows Prospect, was at 14,906 feet and drilling ahead at 8 AM on January 22, 2007. The well appears to have penetrated the first and second Frontier sandstones and found poor reservoir quality rock in these intervals. This preliminary conclusion was based on penetration rates and drill cuttings as well as natural gas shows as these zones were drilled. A more extensive evaluation will be done when the well has reached total depth and logs are run.
As originally planned, the well is drilling ahead to test the Dakota sandstones that produce at Bridger Lake and Lucky Ditch Fields on the south end of the Moxa Arch, approximately twenty-five miles to the northeast of Christmas Meadows. To date, production from the Dakota sandstones at Bridger Lake Field has been 13.5 million barrels of oil and 67 billion cubic feet of gas. At Lucky Ditch Field, Dakota sandstone production to date has been 9.7 million barrels of oil and 71 billion cubic feet of gas.
Basic has a 2 percent working interest in the well which is expected to cost a total of approximately $16,600,000 or $330,000 to Basic’s interest. The 16,000 foot wildcat, spud on September 8, 2006, is expected to reach planned total depth by mid-February 2007.
“Next! We are now on to the Dakota. We will get to look at the Frontier again when we see logs. Hopefully, we will then be surprised by what we see in the Frontier,” commented Ray Singleton, President of Basic. “With our structural interpretation still intact, a number of geologic factors still need to develop; good porosity in the Dakota is primary among them. Hopefully, the Dakota sandstones will be as well developed as they are to the northeast. In any case, the next few weeks should end the speculation on this decades old project. Again, the well has been relatively trouble-free and we are pleased with our progress so far. It goes without saying that we have high hopes for this venture. However, our real focus is still on our core areas in the Williston Basin and the Banks Project.”
Basic is an oil and gas exploration and production company with primary operations in select areas of the Williston basin, the Denver-Julesburg basin in Colorado, the southern portions of Texas, and along the on-shore portions of the Gulf Coast. Basic is traded on the “over-the-counter — bulletin board” under the symbol BSIC. Additional information about Basic Earth Science Systems, Inc. can be accessed via the Company’s web site at www.basicearth.net.
Information herein contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, which can be identified by words such as “should,” “may,” “will,” “anticipate,” “estimate,” “intend” or “continue,” or comparable words or phrases. In addition, all statements other than statements of historical facts that address activities that Basic intends, expects or anticipates will or may occur in the future are forward-looking statements. Readers are encouraged to read the SEC reports of Basic, particularly the Company’s Quarterly Report on Form 10-QSB for the quarters ending June 30 and September 30, 2006, in addition to the Company’s Annual Report on Form 10-KSB for the fiscal year ended March 31, 2006, for meaningful cautionary language disclosing why actual results may vary materially from those anticipated by management.